**SEVERANCE AGREEMENT**
**FOR EXECUTIVES**

THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of January 8, 2024, is made by and between Smith-Midland Corporation, a Delaware corporation (the "Company"), and Stephanie R. Poe ("Executive").

**WITNESSETH:**

NOW, THEREFORE, the Company and Executive agree as follows:

**1. Certain Defined Terms**. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) "Base Pay" means Executive's annual base salary rate as in effect from time to time.

(b) "Board" means the Board of Directors of the Company.

(c) "Cause" means any of the following, each as determined in the discretion of the Board or the Company's Chief Executive Officer, as applicable:

(i) Executive's conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or any Company affiliate);

(ii) Executive's willful refusal to perform in any material respect his or her duties and responsibilities for the Company or any Company affiliate or Executive's failure to comply in any material respect with the terms of this Agreement, any confidentiality agreement that Executive has entered into with the Company or any Company affiliate (or may in the future enter into with the Company or any Company affiliate), or any Company policy or procedure of the Company or any Company affiliate at which Executive serves as an officer and/or director;

(iii) Fraud or other illegal conduct in Executive's performance of duties for the Company or a Company affiliate; or

(iv) Conduct by Executive which is materially injurious to the Company or any Company affiliate or materially injurious to the business reputation of the Company or any Company affiliate.

(d) "Change In Control" means any of the following:

(i) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, or (D) any acquisition pursuant to a transaction that complies with clauses (a), (b), and (c) of subsection (iii) below;

(ii) Individuals who, on the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided that any

person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (c) at least two-thirds of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete dissolution or liquidation of the Company.

(e) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) "Code" means the Internal Revenue Code of 1986, as amended.

(g) "Disability" means the inability of Executive to perform Executive's duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any consecutive 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative.

(h) "Employee Benefits" means any Company group health and dental benefit plans and basic life insurance provided to Executive as of the Termination Date. For avoidance of doubt, Employee Benefits shall not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of Executive in connection with amounts earned by Executive.

(i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(k) "Good Reason" means that in the absence of the written consent of Executive:

(i) A material diminution in Executive's Base Pay;

(ii) A material diminution in the position, authority, duties or responsibilities of Executive; provided that, following a Change in Control, this clause (ii) shall relate to Executive's position(s), authority, duties and responsibilities as in effect immediately prior to the Change in Control;

(iii) Any relocation of Executive's principal place of business to a location more than 30 miles from Executive's principal place of business prior to such relocation; or

(iv) Any other material breach of this Agreement by the Company.

(l) "Person" means any individual, entity, or group (within the meaning given in Sections 13(d)(3) and 14(d)(2) of the Exchange Act).

(m) "Qualifying Termination" means that Executive's employment with the Company was terminated either by (i) Executive for Good Reason or (ii) the Company without Cause. For avoidance of doubt, a termination of employment due to death or Disability shall not constitute a Qualifying Termination.

(n) "Termination Date" means Executive's last day of employment with the Company (and any Company subsidiary or affiliate) as long as such last day of employment constitutes a "separation from service" within the meaning of the default rules of Section 409A of the Code.

**2. Termination.**

(a) To invoke a termination with Cause, the Company shall provide written notice to Executive of the existence of one or more of the conditions described in clauses (i) through (iv) within the definition of "Cause" within 30 days following the Board's actual knowledge of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Cause, and Executive shall have 30 days following receipt of such written notice ("Executive Cure Period") during which it may remedy the condition if such condition is reasonably subject to cure.

(b) To invoke a termination with Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within the definition of "Good Reason" within 90 days following Executive first becoming aware of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the "Company Cure Period") during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the applicable Company Cure Period, Executive's "separation from service" (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Company Cure Period for such termination as a result of such condition to

constitute a termination with Good Reason. Notwithstanding anything to the contrary in this Agreement, a temporary suspension of Executive's duties, authorities, employment or other roles hereunder not in excess of 90 days by the Board based upon the Board's good faith judgment that such suspension is warranted pending investigation of any material allegations relating to the conduct of Executive or the conduct of the Company that may implicate Executive shall not give rise to Good Reason,

**3. Payments and Benefits Upon Termination**. Regardless of whether Executive signs a release of claims against the Company and its affiliates in the form attached hereto as Exhibit A (a "Release"), as of the Termination Date, Executive shall be entitled to receive payment for his/her accrued but unpaid Base Pay and vacation through the Termination Date, reimbursement for any valid business expenses that were submitted in accordance with Company policies and procedures prior to the Termination Date, and the vested Employee Benefits, if any, to which Executive may be entitled pursuant to the express terms of any Company employee benefit plan in which he/she participates as of the Termination Date. In addition, if Executive sustains a Qualifying Termination and executes and delivers to the Company within 30 days of the Termination Date a Release and has not revoked such Release within the revocation period described in such Release, the Company shall pay to Executive within 45 days after the Termination Date (except as otherwise required by law or provided below) or provide, the following severance payments and benefits:

(a) Cash payments in the aggregate that equal one year of Base Pay (determined as of the Termination Date), payable in substantially equal monthly installments over the twelve (12) month period following the Termination Date, with the first installment due within fifteen (15) days following the effective date of the Release. The amount of the first installment will cover the period of time from the Termination Date through the end of the monthly period immediately preceding such first payment.

(b) For the twelve (12) month period commencing with the month following the month of the Termination Date, the Company shall continue to provide Executive with Employee Benefits that are reasonably equivalent to the Employee Benefits provided to Executive immediately prior to the Termination Date, at the same cost to Executive had Executive continued as an active employee of the Company. Such Employee Benefits shall immediately cease if Executive is offered or becomes eligible for employee benefits coverage in connection with new employment (Executive shall provide advance written notice to the Company informing the Company when Executive is offered or becomes eligible for other employee benefits in connection with new employment and, if requested by the Company, Executive will provide the Company with written confirmation that Executive has not been offered other employee benefits in connection with new employment).

Executive shall pay Executive's share of any such Employee Benefits premiums with after-tax income and any premium reimbursements or premiums paid by the Company pursuant to this Section 3(b) shall be taxable to Executive for federal and state tax purposes. The continued coverage for any Employee Benefits subject to COBRA will be provided in accordance with COBRA and the benefits continuation provided by this Section 3(b) shall run concurrently with the COBRA continuation coverage. Pursuant to federal health care reform legislation, penalties may be imposed on the Company if it provides discriminatory health benefits. If the Company

determines in its sole and reasonable discretion that providing Employee Benefits pursuant to this Section 3(b) will subject the Company to any taxes, fines, penalties, or assessments under applicable health care reform legislation or otherwise, the Company will immediately discontinue the continuation of Employee Benefits described in this Section 3(b) and will in lieu thereof provide a taxable monthly payment to Executive in an amount equal to the monthly premium Executive would be required to pay to continue group health care coverage under COBRA as of the Termination Date, less the monthly portion of the premium that Executive was required to pay for comparable coverage immediately prior to the Termination Date, as long as making such monthly payments does not subject the Company to any taxes, fines, penalties, or assessments under applicable health care reform legislation or otherwise. For the avoidance of doubt, the payments described in the preceding sentence will be made regardless of whether Executive actually elects to continue group health care coverage pursuant to COBRA.

(c) A single lump sum cash payment equal to the average of the prior three (3) year annual cash bonus paid to Executive within thirty (30) days of the Termination Date.

(d) If Executive's Qualifying Termination occurs during the twenty-four (24) month period after a Change In Control, then, notwithstanding any provision in any applicable award agreement between the Company and Executive to the contrary: (i) all of the outstanding and unvested stock options granted to Executive prior to his/her Termination Date shall become fully vested and exercisable as of the effective date of the Release; and (ii) all of the outstanding and unvested time-based restricted stock units granted to Executive prior to his/her Termination Date shall become fully vested as of the effective date of the Release. In all other respects, the equity awards previously granted to Executive (including any performance stock units previously granted to Executive) will continue to be subject to the terms and conditions of the applicable Company stock plan and award agreement under which they were granted.

(e) If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the "Excise Tax"), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an Excise Tax in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. All reasonable fees and expenses incurred in respect of this determination shall be borne solely by the Company.

**4. Successors and Binding Agreement.**

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 4(a) and 4(b). Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment, transfer or delegation contrary to this Section 4(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

**5. No Retention Rights**. This Agreement is not an employment agreement and Executive's employment relationship may be terminated at any time, with or without Cause, or for any or no reason, at Executive's option or at the option of the Company, with or without notice.

**6. Notices**. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:

Smith-Midland Corporation
5119 Catlett Road
P.O. Box 300
Midland, Virginia 22728
Attention: Chief Executive Officer

with a copy to the Chairman of the Compensation Committee of the Board of Directors at the address last on the records of the Company

or to Executive:
At the address last on the records of the Company

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

**7. Validity**. If any provision of this Agreement or the application of any provision hereof to any Person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other Person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

**8. Miscellaneous**.

(a) No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Company.

(b) No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) The severance payments and benefits provided under Sections 3(a), 3(b), 3(c) and 3(d) of this Agreement may be subject to the Company's compensation recoupment policy or policies that may be adopted by the Company from time-to-time. By signing this Agreement, Executive agrees to fully cooperate with the Company in assuring compliance with such policies and provisions of applicable law.

**9. Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

**10. Section 409A**. This Company believes, but does not and cannot warrant or guaranty, that the severance payments and benefits provided under Sections 3(a), 3(b), 3(c) and 3(d) of this Agreement are exempt from the requirements of Section 409A of the Code. This Agreement shall be operated in compliance with Section 409A of the Code or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Executive remains solely liable for any adverse tax consequences imposed on him/her by Section 409A of the Code.

**11. Withholding**. All payments and benefits made under this Agreement shall be subject to reduction to reflect any withholding taxes or other amounts required by applicable law or regulation.

**12. Restrictive Covenants**. To receive the payments and benefits provided under Sections 3(a), 3(b), 3(c) and 3(d) of this Agreement, Executive must fully comply with the provisions specified in this Section 12.

(a) Executive will not disparage the Company, its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. Executive further agrees that he/she will not direct anyone to make any disparaging oral or written remarks about the Company, its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns to any third parties.

(b) During Executive's employment with the Company and for twelve (12) months after the Termination Date, Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any Person, firm, corporation or partnership, solicit any of the Company's employees or consultants to terminate their relationship with the Company.

(c) Notwithstanding any requirement that the Company may have to publicly disclose the terms of this Agreement pursuant to applicable law or regulations, Executive agrees to use reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Agreement Information"). Executive also agrees to take every reasonable precaution to prevent disclosure of any Agreement Information to third parties, except for disclosures required by law or absolutely necessary with respect to Executive's immediate family members or personal advisors who shall also agree to maintain the confidentiality of the Agreement Information.

(d) Executive shall not, except as required by any court or administrative agency, without the written consent of the Chief Executive Officer or a Person authorized thereby, disclose to any Person, other than an employee of the Company or a Person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive or Executive's duties to the Company, any confidential information obtained by Executive while in the employ of the Company with respect to any of the Company's inventions, processes, customers, methods of distribution, methods of manufacturing, attorney-client communications, pending or contemplated acquisitions, other trade secrets, or any other material which the Company is obliged to keep confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information: (i) that is now known or which becomes known generally to the public (other than as a result of an unauthorized disclosure by Executive); (ii) of a type not otherwise considered confidential by a person engaged in the same business or a business similar to that conducted by the Company; (iii) that becomes publicly known or made generally available after disclosure by the Company to Executive through no wrongful action or omission by Executive; or (iv) is in Executive's rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Executive's then contemporaneous written records.

(e) Nothing in this Agreement, including within the Release, shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures that are protected under

the whistleblower provisions of federal or other law or regulation. Executive is not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Agreement, inclusive of the Release, prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.

(f) Because Executive's services were personal and unique and because Executive has had access to and has become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

(g) During Executive's employment with the Company and for twelve (12) months after the Termination Date, Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any Person, firm, corporation or partnership, engage in competition anywhere in the continental United States in which the Company conducts business or has plans to conduct business, owns, manages, operates, controls or participates in precast concrete products and services business or in any other related business that is competitive with any portion of the business conducted by the Company or any of its affiliates.

**13. Return of Company Property**. On or before the Termination Date, Executive shall return to the Company all Company documents (in electronic, paper or any other form, as well as all copies thereof) and other Company property that Executive has had in his/her possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, vehicles, specifications, computer-recorded information, tangible property, including, but not limited to, entry cards, credit and charge cards, and identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company. Executive agrees to make a diligent search for all such property and to return any property not previously returned to the Company on or before the Termination Date.

**IN WITNESS WHEREOF**, the parties have caused this Agreement to be duly executed and delivered as of the date first above written. By signing below, Executive acknowledges that he/she: (i) is voluntarily entering into this Agreement; and (ii) is agreeing to be bound by the terms of this Agreement.

| By Executive | By Smith-Midland Corporation |
|---|---|
| Signature: /s/ Stephanie Poe | Signature: /s/ Ashley B. Smith |
| Name: Stephanie Poe | Name: Ashley B. Smith |
| Title: CFO | Title: CEO |
| Date: 1/11/24 | Date: 1/18/24 |

**EXHIBIT A**

[COMPANY LETTERHEAD]

Executive Name
Street Address
City, State, Zip]

[DATE]

Dear ___________________:

This Agreement (this "Agreement") is made as of the date listed below, by and between [Smith-Midland Corporation, or successor] (the "Company") and __________ ("Executive") regarding Executive's cessation of employment with the Company.

Upon execution, this Agreement shall constitute a binding General Release. **We advise that if you have any questions regarding your rights and the General Release contained in this Agreement, you should consult an attorney prior to executing this document.** If you agree to the terms of this Agreement, you should sign this Agreement and return it to the individual listed below on or after the Termination Date (as defined below) but no later than 21 days from the date of this Agreement.

> [Smith-Midland Corporation or successor]
> [ADDRESS
> CITY, STATE ZIP]
> ATTENTION: Chief Executive Officer

Executive's employment terminated on [Date] (the "Termination Date"). As of the Termination Date, the Executive was dismissed as an employee [and director, if applicable] of the Company, as well as an employee [and director, if applicable] of any other company affiliated with the Company. In accordance with the terms of Executive's Severance Agreement with the Company, dated _________ (the "Severance Agreement"), Executive will receive the benefits available to Executive under the Severance Agreement ("Benefits") hereto in exchange for the execution and non-revocation of this Agreement, which will release all claims which have been or could be made by Executive relative to Executive's employment with, or termination by, the Company.

1. Restrictions in Severance Agreement. Notwithstanding anything to the contrary in this Agreement, Executive acknowledges and agrees that the provisions relating to restrictions (the "Restrictions") with respect to return of property, nondisparagement, confidential information, nonsolicitation and noncompetition contained in the Severance Agreement shall remain in full and force and effect in accordance with the terms of the Severance Agreement. Executive will forfeit any right to receive the payments or benefits described in this Agreement if Executive violates any of the Restrictions; provided that, if the Termination Date occurs on or after the occurrence of a Change in Control (as defined in the Severance Agreement), the equitable remedies set forth in

Section 12(f) of the Severance Agreement shall be the only remedies available to the Company.

2. Post-Employment Cooperation. Following the Termination Date, Executive agrees to cooperate with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its affiliates which relate to events or occurrences that occurred while Executive was employed by the Company. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its affiliates at mutually convenient times. Following the Termination Date, Executive also agrees to cooperate with the Company or any of its affiliates in connection with any investigation or review by any federal, state or local regulatory authority to the extent that such investigation or review relates to events or issues that occurred while Executive was employed by the Company. The Company shall, at the request of Executive, reimburse any reasonable out-of-pocket expenses that Executive incurs in connection with Executive's performance of Executive's obligations pursuant to this Paragraph 2. The foregoing obligations shall not apply after a Change in Control.

3. Consideration of Agreement. Executive represents that: (a) Executive has had sufficient time to consider Executive's options regarding this Agreement; (b) Executive has been provided with accurate and complete information regarding the benefits that are available to Executive under the terms of this Agreement; (c) Executive has not been subjected to any threats, intimidation, or coercion by the Company in connection with this Agreement; and (d) the terms of this Agreement have been written in a manner that Executive understands.

4. Not an Admission. This Agreement shall not be construed as an admission by any Person or entity that he, she or it has acted wrongfully with respect to Executive or any other Person, or that Executive has any claims whatsoever against any Person or entity, and the Company specifically disclaims any liability for wrongful acts against Executive or any other Person, on the part of itself and its officers, directors, employees or agents.

5. General Release. Executive, on behalf of himself, his heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, knowingly and voluntarily hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its current and former affiliates, and their officers, directors, partners, members, shareholders, representatives, agents, attorneys, and employees and each of the affiliates, predecessors, successors and assigns, and family members of the aforementioned, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, the "Releasees") from any and all rights, claims, charges, demands, obligations, causes of action, promises, agreements, controversies, liens, damages and liabilities of every kind based upon any past action, omission or event, whether known or unknown, and whether or not in litigation that Executive may have or that could be asserted by another on Executive's behalf, based on any action, omission or event, including, but not limited to, any claim

that Executive has asserted, now asserts or could have asserted relating to Executive's employment with the Company and/or the cessation thereof through the date Executive executes this Agreement. This General Release includes, but is not limited to, actions claiming violation of

a. Title VII of the Civil Rights Act of 1964, as amended;

b. 42 U.S.C. 2000e et seq.;

c. The Americans with Disabilities Act;

d. The Age Discrimination in Employment Act, as amended by the Older Workers' Benefit Protection Act;

e. The Family and Medical Leave Act of 1993;

f. The Employee Retirement Income Security Act of 1974;

g. The Fair Labor Standards Act, the Equal Pay Act;

h. The Immigration and Reform Control Act;

i. The Uniform Services Employment and Re-Employment Act;

j. The Rehabilitation Act of 1973;

k. The Sarbanes-Oxly Act of 2002;

l. The Fair Credit Reporting Act;

m. The Civil Rights Act of 1991;

n. Virginia Labor and Employment Laws;

o. Any amendments to the foregoing laws; and

p. Any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Releasees. This General Release also includes any claims for wrongful discharge or that the Company or any of the other Releasees has dealt with Executive unfairly or in bad faith, and any actions raising tortious claims or any claim of express or implied contract of employment or any other cause of action or claims of violation of common law. This General Release is for any and all relief, without regard to its form or characterization.

Included in this General Release are any and all claims for attorneys' fees and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event. Notwithstanding the foregoing, this General Release shall not release the Company from (a) any obligations under this Agreement or the Severance

Agreement; (b) any obligations regarding any rights of Executive as a current or former officer, director or employee of the Company or its affiliates to indemnification under the Company's bylaws or charter or any insurance policy or other agreement under which Executive is entitled to indemnification or directors' and officers' liability coverage; (c) any claims or causes of action that cannot legally be waived, including, but not limited to, any claim for earned but unpaid wages, workers' compensation benefits, unemployment benefits, and vested 401(k) benefits; and (d) any claims as the holder or beneficial owner of securities (or other rights relating to securities, including equity awards) of the Company or its affiliates. By signing this Agreement, Executive represents that Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this paragraph. Executive further represents that Executive will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on Executive's behalf arising out of the matters released hereby.

Executive and the Company acknowledge that nothing in this Agreement limits or affects either party's right, where applicable, to file or participate in an investigative proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"), or any federal, state or local government agency; provided, however, to the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive agrees to release, waive, relinquish and forego all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay and any other damages, benefits, remedies, or relief that Executive may be entitled to as a result of any prosecution of any administrative agency claim or commission charge, and Executive shall not be entitled to recover any individual monetary award or relief or other individual remedies. Any rights not waivable by law are not waived by this Agreement.

If Executive is 40 years of age or older, be advised that Executive has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 ("ADEA") and Executive agrees that in consideration for the Benefits, Executive specifically and voluntarily waives such rights and/or claims under the ADEA which Executive might have against the Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed. Executive understands that rights and/or claims under the ADEA which may arise after the date this Agreement is execute are not waived by Executive.

By signing this Agreement, Executive does not release: (i) any right Executive may have to challenge the validity of this Agreement under the ADEA or the OWBPA; or (ii) Executive's right to enforce this Agreement.

6. Notification of New Employer. Executive hereby consents to the notification of any new employer of Executive's rights and obligations under this Agreement or the Severance Agreement.

7. Legal and Equitable Remedies. Because Executive's services were personal and unique and because Executive has had access to and has become acquainted with the proprietary

information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. Entire Agreement. Executive acknowledges and agrees that any prior representations, promises or agreements between Executive and the Company relating to the subject matter of this Agreement are hereby extinguished, that there are no oral or written representations, promises or agreements between the parties other than those set forth in this Agreement, and that this constitutes the entire and only agreement on the subject matters covered in this Agreement. For the avoidance of doubt, this Agreement is not intended to extinguish any provisions of the Severance Agreement.

9. Severability. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and each remaining part, term or provision shall be legal, valid and enforceable to the fullest extent permitted by law, and any illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

10. Jurisdiction/Choice of Law/**Waiver of Jury Trial**. Executive agrees that the provisions of this Agreement shall be construed in accordance with the internal laws of the State of Virginia, without regard to the conflict of law provisions of any state. **Both parties hereby waive any right to a jury trial.**

11. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Executive and the Company shall be submitted to arbitration in Virginia in accordance with Virginia law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s)' awards in any court having competent jurisdiction.

12. **Acknowledgement. By signing this document, in addition to releasing all claims described herein, in accordance with the Older Workers Benefit Protection Act of 1990, Executive is aware of and agrees to the following:**

a. **Executive has been advised to consult with an attorney prior to signing this Agreement;**

b. **Executive was given at least 21 days to consider the actual terms of this Agreement; Executive understands that Executive must deliver a signed copy of this Agreement to the Company in the care of: [ ];**

c. **Executive understands that Executive may revoke this Agreement within seven calendar days from the date of signing, in which case this Agreement shall be null and void and of no force and effect on the Company or Executive; and**

d. **Executive understands that this Agreement shall not become effective or enforceable until the seven-day revocation period has expired. Executive**

**further understands and acknowledges that, to be effective, the revocation must be in writing, delivered to [ ], on or before the seventh calendar day by 5:00 pm after Executive signs this Agreement.**

*PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OUT OF YOUR EMPLOYMENT.*

[EMPLOYER:]

By: ______________________________

Name: ____________________________

Title: ____________________________

Dated: ____________________

I have read this Agreement, and I am fully aware of the legal effects of this Agreement. I have chosen to execute this Agreement freely, without reliance upon any promises or representations made by the Company other than those contained in this Agreement, and I understand that, under the terms of this Agreement, I will receive payments as described in the Severance Agreement, less applicable tax withholdings in accordance with the terms of the Severance Agreement following the date on which this Agreement becomes irrevocable as described above.

EXECUTIVE

Dated: ______________________ ________________________________________